Exhibit 99.1

Orrstown Financial Services, Inc. Announces Appointment of Barbara Brobst
to the Board of Directors
Harrisburg, PA, February 3, 2025 – Orrstown Financial Services, Inc. (NASDAQ: ORRF) (the “Company”) today announced that Barbara E. Brobst has been appointed to an open position on the Boards of Directors of the Company and its principal subsidiary, Orrstown Bank, effective February 1, 2025.
Ms. Brobst served as the Executive Vice President, Chief Human Resources Officer of the Company and the Bank from 2015 to 2022. Prior to that, she served as Senior Vice President for Human Resources of the Bank from 2011 to 2015 and Senior Vice President and Senior Trust Officer of the Bank from 2000 to 2011. Ms. Brobst is an experienced banking executive with over 40 years of experience and significant expertise in Trust, Wealth, and Investment Services, Governance, Strategic Planning, and Human Resource Management. She has extensive ties to south-central Pennsylvania, having previously served on the Board of Directors of several non-profit, charitable and professional organizations in the region.
“Barb’s expertise in wealth management and human capital management, combined with her 40 plus years of banking experience and extensive knowledge of our south-central Pennsylvania markets, makes her a valuable resource for both our board and management team and an exceptional addition to our Board of Directors,” said Joel Zullinger, Chairman of the Board of Directors.
About Orrstown
With $5.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Harford, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

For media inquiries or further information, please contact:
John Moss
SVP, Director of Marketing and Client Experience, Orrstown Bank
717-747-1520
jmoss@orrstown.com